FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

NOV 0 8 1993

CHERYL A. LAU, SECRETARY OF STATE
13855-93

FILING FEE: $125 BM
RECEIPT# C95920
BY: BNB ENTERPRISES
7100 W. GOMER RD.
LAS VEGAS, NEVADA 89124

ARTICLES OF INCORPORATION

of

B-N-B Enterprises, Inc.

Know all men by these present;

That the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010. to Nevada Revised Statues 78.090 inclusive, as amended, and certify that;

1. The name of this corporation is:

B-N-B Enterprises, Inc.

2. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States.

3. The nature of the business is to engage in any lawful activity.

4. The Capital Stock shall consist of 3,000,000 shares of common stock, $0.001 par value.

5. The members of the governing board of the corporation shall be styled directors, of which there shall be no less than 1. The Directors of this corporation need not be stockholders. The first Board of Directors is: Bruce Barton, whose address is 7100 W. Gomer Rd., Las Vegas, NV 89124.

6. This corporation shall have perpetual existence.

7. This Corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

8. The resident agent of this Corporation shall be Bruce Barton, 7100 W. Gomer Rd., Las Vegas, NV 89124.

9. The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

10. No director or officer of the corporation shall be personally liable to the corporation of any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.

11. Except to the extent limited or denied by Nevada Revised Statutes 78.265 Shareholders have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares, of this corporation.

I, the undersigned, being the incorporator herein above named for the purpose of forming a corporation pursuant to the general corporation law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts within stated are true, and accordingly have hereunto set my hand this _____ day of ________, 199___.

Bruce Barton

Bruce Barton
7100 W. Gomer Rd.
Las Vegas, NV 89124

State of NEVADA)
)ss
County of CLARK)

Notary Public-State of Nevada
COUNTY OF CLARK
CHERYL L. TARICCO
My Commission Expires
July 26 1995

On September 14, 93, personally appeared before me, a notary public, personally known to me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

Cheryl L Taricco

Signature

RECEIVED

SEP 16 1993

Secretary of State